Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

CONTANGO OIL & GAS COMPANY

ARTICLE I

The name of the corporation is Contango Oil & Gas Company (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Texas is to be located at 717 Texas Ave., Suite 2900, Houston, Texas 77002 and its registered agent at such address is Wilkie S. Colyer, Jr.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

A.    This Corporation is authorized to issue two classes of shares of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $0.04 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.04 per share; the total number of shares which the Corporation is authorized to issue is one hundred and five million shares (105,000,000).

B.    All or any of the shares of Preferred Stock shall be issued in one or more series, and consist of such number of shares and have such designations, preferences, limitations, and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation (the “Bylaws”), in the manner provided in the Bylaws and in this Article V. In addition to any requirements of the TBOC or other applicable law, the affirmative vote of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for shareholders to adopt, amend, alter or repeal any provision of the Bylaws of the Corporation; provided that any amendment of

Article VIII of the Bylaws shall require approval of either (i) the Board of Directors and (ii) the holders of at least two-thirds of the outstanding voting stock of the Corporation not owned by an Affiliated Stockholder (as defined in the Bylaws) or an affiliate or associate of such Affiliated Stockholder; or (i) a majority of the Continuing Directors (as defined in the Bylaws) and (ii) a majority of the outstanding voting stock of the Corporation.

ARTICLE VI

To the extent permitted by applicable law, and except as provided herein, the vote of shareholders required for approval of any action that is recommended to shareholders by the Board of Directors and for which applicable law requires a shareholder vote, including without limitation any plan of merger, consolidation or exchange, any disposition of assets, and any amendment to this Certificate of Formation in accordance with Article XI, shall, if a greater vote of shareholders is provided for by the TBOC or other applicable law, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares otherwise entitled to vote thereon. The foregoing shall not apply to any action or shareholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after the date of execution of this Certificate of Formation if and to the extent a Bylaw adopted by the Board of Directors so provides. Any repeal, amendment or modification of any such Bylaw so adopted shall require the same vote of shareholders as would be required to approve the action or vote subject to such Bylaw had the first sentence of this Article VI not applied to such action or vote.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation or amendment thereof. The number of directors constituting the current Board of Directors is seven (6), and the names and addresses of such persons constituting the Board of Directors as of the date hereof, who are to serve until their successors are elected and qualified, are as follows:

Name	Street Address

B. A. Berilgen	717 Texas Ave., Suite 2900, Houston, Texas 77002

Wilkie S. Colyer, Jr.	717 Texas Ave., Suite 2900, Houston, Texas 77002

B. James Ford	717 Texas Ave., Suite 2900, Houston, Texas 77002

John C. Goff	717 Texas Ave., Suite 2900, Houston, Texas 77002

Ellis L. McCain, Jr.	717 Texas Ave., Suite 2900, Houston, Texas 77002

Joseph J. Romano	717 Texas Ave., Suite 2900, Houston, Texas 77002

ARTICLE VIII

Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors need not be by written ballot.

ARTICLE IX

A.    Meetings of shareholders may be held within or without the State of Texas, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Texas) outside of the State of Texas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

B.    Subject to the provisions of the Bylaws of the Corporation governing special meetings, holders of not less than 50% of the voting power of the outstanding shares of the Corporation and entitled to vote at such meeting may also call a special meeting of shareholders by furnishing the Corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.

C.    Subject to Section 2.12 of the Bylaws, any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if one or more written consents setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE X

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC as the same exists or may hereafter be amended. If the TBOC is amended after the date of the filing of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XI

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Formation or the Bylaws of the Corporation, from time to time, to amend this Certificate of Formation or any provision hereof in any manner now or hereafter provided by applicable law and this Certificate of Formation, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Formation or any amendment hereof are subject to such right of the Corporation; provided that any amendment of the provisions in Article V of this Certificate of Formation altering the requirements to amend Article VIII of the Bylaws (Certain Business Combinations) shall require the approval of either (i) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the Corporation not owned by an Affiliated Stockholder (as defined in the Bylaws) or an affiliate or associate of such Affiliated Stockholder; or (ii) a majority of the Continuing Directors (as defined in the Bylaws) and a majority of the outstanding voting stock of the Corporation.

ARTICLE XII

The Corporation expressly elects not to be governed by Title 2, Chapter 21, Subchapter M of the TBOC.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Formation to be executed this 14th day of June, 2019.

/s/ E. JOSPEH GRADY
By:	E. Joseph Grady
Its:	Senior Vice President and Chief Financial Officer

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